Form N-SAR,
Sub-Item 77Q1(a)

Copies of any material amendments
to the registrants charter


Nuveen Premium Income Municipal Fund 2, Inc.
33-46940, 811-06621


An Amendment to the Registrants charter, the Amendment and Restatement of Statement Establishing and Fixing the Rights and Preferences of Municipal
Auction Rate Cumulative Preferred Shares dated October
12, 2009was filed with the Commonwealth of Massachusetts as an amendment to theCharter.

A copy of such Statement is attached
in this Funds N-SAR-A filing under Sub-Item 77Q1(a).